AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2000

                           REGISTRATION NO. 333-48701



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                       INTERNATIONAL SMART SOURCING, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

 Delaware                            3089                            11-3423157
 (State or other Jurisdiction  (Primary Standard Industrial    (I.R.S. EMPLOYER
 of incorporation or            Classification Code Number)  Identification NO.)
 organization)
                       INTERNATIONAL SMART SOURCING, INC.
                              320 BROAD HOLLOW ROAD
                           FARMINGDALE, NEW YORK 11735
                                 (516) 293-0750
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                    ANDREW FRANZONE, CHIEF EXECUTIVE OFFICER
                       INTERNATIONAL SMART SOURCING, INC.
                              320 BROAD HOLLOW ROAD
                           FARMINGDALE, NEW YORK 11735
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 ---------------

                                   COPIES TO:

                            CARL SELDIN KOERNER, ESQ.
                        KOERNER SILBERBERG & WEINER, LLP

                               112 MADISON AVENUE
                            NEW YORK, NEW YORK 10016

                            TELEPHONE: (212) 689-4400
                            FACSIMILE: (212) 689-3077

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same OFFERING. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If   delivery of the prospectus is expected to be made pursuant to Rule
 434 under the Securities Act, please check the following BOX.  |_|
                                                          ---------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

        In connection with the exercise of the warrants and the issuance of the common stock underlying such warrants of International Smart Sourcing, Inc., each registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form SB-2 declared effective by the Securities and Exchange Commission on April 23, 1999, this Post-Effective Amendment No. 1 to Form SB-2 is being filed with the Securities and Exchange Commission in order to update information that is more than 16 months old and was included in the prospectus filed more than 9 months ago, pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended. The remaining contents of the Registration Statement on Form SB-2 ( File No. 333-48701) are incorporated herein by reference.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         The following discussion should be read in conjunction with the historical financial statements, including the notes thereto, of the Company included elsewhere herein.

GENERAL

     International Smart Sourcing, Inc. was organized as a holding company for its wholly- owned subsidiaries Electronic Hardware Corp. ("EHC") Compact Disc Packaging Corp. ("CDP") and International Plastic Technologies, Inc. ("IPT") (collectively, the "Company"). IPT was formed for the purpose of developing domestically manufactured injection molded plastic products or assemblies, redesigning the products to improve function and appearance and by using its relationships with vendors in China, to manufacture the products offshore in order to deliver them at lower prices and improved profit margins.

         EHC, the Company's principal subsidiary, has over 28 years of experience in the design, marketing and manufacture of injection molded plastic components used in industrial, consumer, and military products. The Company believes that its long-term experience in the manufacture and assembly of injection molded plastic components, coupled with direct access to manufacturing facilities in China, will enable the Company to provide improved products at lower prices with improved profit margins.

         The Company, through CDP. has entered into an exclusive international licensing agreement to manufacture, market, sell and sub-license the Pull Pack TM, a proprietary Disc packaging system. The Pull Pack (TM) is a redesigned " Jewel Box", the packaging currently used for Compact Discs, CD-ROMs and DVD.

RESULTS OF OPERATIONS

         For the year ended December 31, 1999 compared to the year ended December 26, 1998:

NET SALES

         Net Sales for the year ended December 31, 1999 were $ 4,919,095, as compared to net sales of $5,883,001 for the year ended December 26, 1998. The decrease of $963,906 or 16 % for the period was attributed to generally lower industry bookings and a major customer extending deliveries on purchase orders until their inventory is reduced. In addition, the government has delayed placing purchase orders in the third quarter, pending the fourth quarter commencement of the new contract with the U.S. government Defense Supply Center Philadelphia which was awarded to EHC in the second Quarter of 1999.

GROSS PROFITS

         The Company realized an overall gross profit margin percentage for the year ended December 31, 1999 of 26 %, which represents a decrease from the 29 % experienced during the year ended December 26, 1998. This decrease can be attributed to the increased sales of molded plastic components that have a lower gross profit than products that are molded and have value-added operations.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

         The increase in selling, general, and administrative expenses includes startup costs associated with setting up sales, marketing and operational departments, and systems to support future business. Such departments consist of personnel, computer hardware and software, office space and furniture.

         Selling, general and administrative expenses for the year ended December 31, 1999 were $ 3,306,930 as compared to $ 1,764,126, for the year ended December 26, 1998. The increase of $ 1,542,804 or 87% for the period is primarily attributable to $ 248,000 used for promotional activities for CDP, $213,000 for legal and accounting fees, $ 43,000 for reimbursement of expenses CDP incurred in obtaining a patent $ 56,000, for travel to China to review and support the manufacturing and engineering facilities and trade shows for IPT and CDP, $93,000 in costs associated with being a public company, $ 36,000 in consulting for selecting and qualifying manufacturers in China, $ 59,000 on new office staff to the Company's new business, and $ 63,000 in engineering consulting fees for new products designed by EHC to compliment the knob line. In addition, there was a non-cash charge to operations of $ 52,000 related to the issuance of stock options.

RESULTS OF OPERATIONS

         For the year ended December 26, 1998 compared to the year ended December 27, 1997:

NET SALES

         Net sales decreased $171,746 or 3% to $5,883,001 for the year ended December 26, 1998 from $6,054,747 for the year ended December 27, 1997. The decrease was attributable to the redesigning of a key customer's product and generally slower industry booking.

GROSS PROFITS

         The Company realized an overall gross margin percentage for the year ended December 26, 1998 of 29%, which represents a decrease from 37% experienced during the year ended December 27, 1997. The decrease in gross profit occurred because of a chance in the product mix. In 1998, the Company relied more heavily on molded products, which do not have secondary operations. These types of products are different from the standard Product line, which do require secondary operations such as assembly, machining, painting, printing and finishing and consequently earn a higher profit.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses decreased $6,767 or less than 1% to $1,764,126 for the year ended December 26, 1998 from $1,770,893 for the year ended December 27, 1997.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's liquidity needs arise from working capital requirements, capital expenditures, and principal and interest payments. Historically, the Company's primary source of liquidity has been cash flow generated internally from operations, supplemented by bank borrowings and long term equipment financing. The Company's cash increased to $ 1,992,265 on December 31, 1999 from $ 16,146 on December 26, 1998.

         Cash flow used in operating activities was $ 1,596,687 for the year ended December 31, 1999 on a net loss of $ 1,969,368. The increase in accounts receivable is the result of tooling invoiced in December and collectable in the following quarter. Working capital was used to reduce accounts payable to an acceptable level. Cash used in investing activities for the year ended December 31, 1999 was $802,860, which consisted of cash for the purchase of tooling, molds, machinery and equipment and a loan to Azurel Ltd with whom the Company entered into an exclusive supply agreement. In October the Company converted $253,000 of trade receivables from a related party to a 5 year Promissory note paying principal and 8% annual interest on a monthly basis over 5 years. The note is current through the date of this filing.

         Net cash provided by financing activities for the year ended December 31, 1999 was $4,375,666. On April 23, 1999, the Company offered for sale to the public 1,250,000 shares of its common stock at $4.50 per share and 1,250,000 redeemable common stock purchases warrants at $0.10 to purchase one share of common stock at $ 5.00 per share. The Company received approximately $ 4,300,000 of net proceeds from the initial public offering. Additionally, on June 10, 1999 the Underwriter exercised it's over allotment option in full to purchase 187,500 additional shares of the Company's common stock and 187,500 redeemable common stock purchase warrants. The Company received approximately $750,000 of net proceeds from this transaction. Combined net proceeds to the Company from the initial public offering and over allotment totaled approximately $ 4,900,000.

         Cash of $ 1,536,520 was provided from borrowings on available credit lines. Cash of $2,329,748 was used to make principal payments on loans. In December, the Company acquired bank financing from European American Bank (EAB). The financing agreement includes a demand note of $1,250,000 and a term loan of $500,000. The loan is secured by accounts receivable, inventory and a $1,000,000 certificate of deposit which is restricted from use until the Company earns $100,000 year to date net profit. In addition, there is a maximum leverage and minimum capital base requirement. The minimum capital base was not met. On March 30, 2000 EAB issued a wavier for the minimum capital base requirement and amended such requirement to $2,000,000. However, EAB has prohibited the Company from drawing any additional funds from the lines of credit until further review. With the proceeds of the loans the $ 1,000,000, revolving line of credit with Republic National Bank was paid in full.

YEAR 2000 COMPUTER SYSTEM COMPLIANCE

         No problems were encountered with the Company's computer hardware or software due to the Year 2000 issue.

         The Year 2000 readiness of certain major suppliers and customers of the Company is unclear. While the Company believes that its own systems are Year 2000 compliant, if a significant number of the Company's suppliers and customers were to experience business disruptions as a result of their lack of Year 2000 readiness, their problems could have a material adverse effect on the financial position and results of operations of the Company.

EXCLUSIVE SUPPLY AGREEMENT BETWEEN THE COMPANY AND AZUREL LTD.

         The Company entered into an exclusive supply agreement with Azurel Ltd. (Azurel) dated July 7, 1999 ("the Agreement"). Pursuant to the Agreement, the Company loaned $500,000 to Azurel in exchange for the exclusive right to supply Azurel with any and all products imported by or on behalf of Azurel. In addition, the Company received warrants, expiring December 31, 2004, to purchase 100,000 shares of Azurel common stock at a purchase price of $ 1.50 per share. The Company has not received any orders through March 26, 2000.

         On December 23, 1999, the terms of the loan agreement were extended allowing principal payments to begin on January 15, 2000. In consideration for extending the principal payments, the Company received an additional 50,000 warrants to purchase shares of Azurel Ltd. Common stock at an exercise price of $ 1.50 per share. Interest continues to accrue at 8 % per year on all unpaid balances. As of the date of this filing, no principal or interest payments have been made. The note is past due and no repayments have been made. The Company is in the process of negotiating new repayment terms.

CAUTIONARY FACTORS REGARDING FUTURE OPERATING RESULTS

         The matters discussed in this Post-Effective Amendment No. 1 other than historical material are forward-looking statements. Any such forward-looking statements are based on current expectations of future events and are subject to risks and uncertainties which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company's strategic relationships, the impact of intense competition and changes in our industry.

         The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

                              Financial Statements

                       International Smart Sourcing, Inc.

                   Index to Consolidated Financial Statements

                                                                           PAGE

Independent Auditors' Report                                                 F-1

Consolidated Balance Sheet                                                   F-2

Consolidated Statement of Operations                                         F-3

Consolidated Statement of Changes in Stockholders Equity                     F-4

Consolidated Statement of Cash Flows                                         F-5

Notes to Consolidated Financial Statements                           F-6 to F-15

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
International Smart Sourcing, Inc.
Farmingdale, New York

We have audited the accompanying consolidated balance sheet of International Smart Sourcing, Inc. and Subsidiaries, as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and December 26, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, the financial position of International Smart Sourcing, Inc. and Subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for each of the years ended December 31, 1999 and December 26, 1998 in conformity with generally accepted accounting principles.

                                    /S/Feldman Sherb Horowitz & Co., P.C.
                                    Feldman Sherb Horowitz & Co., P.C.
                                    Certified Public Accountants

 New York, New York
 March 2, 2000
(March 30, 2000 with respect to
 the last paragraph of Note 7)

               INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS:

    Cash .....................................................  $       992,265
    Cash - restricted............................................     1,000,000
    Accounts receivable - net of allowance for
       doubtful accounts of $11,000  ............................       578,323
    Notes receivable ( including $42,894 from related party) ....       560,510
    Inventories .................................................       787,331
    Prepaid expenses and other current assets ...................       298,261
                                                                    ------------
       TOTAL CURRENT ASSETS .....................................     4,216,690


Property and Equipment - net ....................................       667,052
Goodwill - net ..................................................     1,564,352
License agreement - net .........................................       450,000
Note receivable-related party ...................................       210,256
Other assets ....................................................       310,817
                                                                    ------------

       TOTAL ASSETS ..........................................  $     7,419,167
                                                                    ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

    Accounts payable and accrued expenses ..................... $       927,532
    Current portion of long tem debt ............................       714,479
    Current portion of obligations under capital lease ..........        53,437
                                                                    ------------
       TOTAL CURRENT LIABILITIES ................................     1,695,448


    Long tem debt ...............................................       644,832
    Obligations under capital lease .............................        54,312
                                                                    ------------

       TOTAL LIABILITIES ........................................     2,394,592
                                                                    ------------
STOCKHOLDERS' EQUITY:

    Common Stock, $0.001 par value, 10,000,000 shares authorized,
       issued and outstanding 3,382,500 .........................         3,383
    Additional paid-in capital ..................................     6,852,204
    Accumulated deficit .........................................    (1,831,012)
                                                                    ------------
       TOTAL STOCKHOLDERS' EQUITY ...............................     5,024,575
                                                                    ------------

                                                                $     7,419,167
                                                                   =============
                 See notes to consolidated financial statements.

               INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Year Ended
                                                 -------------------------------
                                                 December 31,       December 26,
                                                    1999               1998
                                                 ------------       ------------

NET SALES ..........................             $  4,919,095       $ 5,883,001
COST OF GOODS SOLD .................                3,631,143         4,153,387
                                                 ------------       ------------
     GROSS PROFIT ..................                1,287,952         1,729,614
                                                 ------------       ------------
OPERATING EXPENSES

     Selling and shipping ..........                1,374,194           583,980
     General and administrative ....                1,932,736         1,180,146
                                                 ------------       ------------
        TOTAL OPERATING EXPENSES ...                3,306,930         1,764,126
                                                 ------------       ------------

LOSS FROM OPERATIONS ...............               (2,018,978)          (34,512)

     Interest income ...............                  180,793              --
     Interest expense ..............                 (201,493)         (190,074)
                                                 ------------       ------------
NET LOSS BEFORE TAXES ..............               (2,039,678)         (224,586)

BENEFIT (PROVISION) FOR INCOME TAXES                   70,310           (66,760)
                                                 ------------       ------------

NET LOSS ...........................             $ (1,969,368)     $   (291,346)
                                                 =============      ============

NET LOSS PER SHARE - BASIC .........             $      (0.68)      $     (0.19)
                                                 =============      ============

WEIGHTED AVERAGE COMMON SHARES .....                2,913,000         1,502,472
                                                 =============      ============
Net loss ...........................                                $  (291,346)
Pro forma income tax benefit .......                                     98,000
                                                                    ------------

Pro forma net loss .................                                $  (193,346)
                                                                    ============
Pro forma loss per share - basic ...                                $     (0.13)
                                                                    ============

Weighted average comon shares used .                                  1,502,472
                                                                    ============

                 See notes to consolidated financial statements.

                       INTERNATIONAL SMART SOURCING, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                   Common Stock          Additional      Retained
                                              -----------------------     Paid In        Earnings

                                               Shares        Amount       Capital        (Deficit)      Total

                                              ---------     ---------    ----------     ---------      -----

Balance December 28, 1997                     1,500,000 $       1,500 $     317,941 $     131,403 $     450,844

     Net Loss                                     -             -             -          (291,346)     (291,346)

     Distributions                                -             -             -          (114,900)     (114,900)

     Issuance of stock for acquisition of CDP   445,000           445     1,999,555          -        2,000,000

     Termination of S Corporation                 -             -          (413,199)      413,199         -
                                             ----------    ----------    -----------    ---------     ----------

Balance December 26, 1998                     1,945,000         1,945     1,904,297       138,356     2,044,598


     Net Loss                                     -             -             -        (1,969,368)   (1,969,368)
     Initial Public Offering                  1,437,500         1,438     4,895,707          -        4,897,145
     Issuance of stock options to consultants     -             -            52,200          -           52,200


                                            ===========   ===========   ===========   ===========   ===========
Balance December 31, 1999                     3,382,500 $       3,383 $   6,852,204 $  (1,831,012)$   5,024,575
                                            ===========   ===========   ===========   ===========   ===========





                 See notes to consolidated financial statements.

               INTERNATIONAL SMART SOURCING, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          Year Ended
                                                                                                  -------------------------
                                                                                                  December 31,  December 26,
                                                                                                     1999          1998
                                                                                                  ------------   -----------

Cash flows from operating activities:

    Net loss                                                                                     $(1,969,368)   $ (291,346)
                                                                                                  -----------     ---------
Adjustments to reconcile net loss to net
    cash (used in) provided by operating activities:

        Depreciation                                                                                 273,301       272,575
        Amortization                                                                                 223,800          -
        Non-cash compensation related
           to issuance of options                                                                     52,200          -
Changes in Assets and Liabilities:
    Decrease (increase) in accounts receivable                                                       (66,801)      169,949
    Decrease (increase) in accounts receivable from related parties                                  381,911      (635,061)
    (Increase) decrease in inventories                                                                (2,331)      258,011
    Increase in prepaid expenses and other current assets                                           (188,630)      (13,605)
    (Increase) decrease in other assets                                                             (236,997)       38,537
    (Decrease) increase in accounts payable and accrued expenses                                     (63,772)      572,334
                                                                                                  -----------   -----------
           Total adjustments                                                                         372,681       662,740
                                                                                                  -----------   -----------
Net cash (used in) provided by operating activities                                               (1,596,687)      371,394
                                                                                                  -----------   -----------
Cash flows from investing activities:

    Cash acquired in acquisition                                                                        -            2,611
    Expenditures for property and equipment                                                         (302,860)     (242,080)
    Loans to another company                                                                        (500,000)         -
                                                                                                  -----------   -----------
Net cash used in investing activities                                                               (802,860)     (239,469)
                                                                                                  -----------   -----------
Cash flows from financing activities:

    Deferred offering costs                                                                             -         (346,859)
    Increase in due from related parties                                                                -          (86,355)
    Distributions                                                                                       -         (114,900)
    Net proceeds from initial public offering                                                      5,244,004          -
    Capital lease repayments                                                                         (75,110)         -
    Proceeds from borrowings                                                                       1,536,520       320,000
    Principal payments on loans                                                                   (2,329,748)     (239,405)
                                                                                                  -----------   -----------

Net cash provided by (used) in financing activities                                                4,375,666      (467,519)
                                                                                                  -----------   -----------
Net increase (decrease) in cash                                                                    1,976,119      (335,594)

Cash - beginning of period                                                                            16,146       351,740
                                                                                                  -----------   -----------

Cash - end of period                                                                             $ 1,992,265   $    16,146
                                                                                                  ===========   ===========

Supplemental disclosure of cash flow information:
    Cash paid during the year for

        Interest                                                                                 $   170,757   $   215,903
                                                                                                  ===========   ===========

    Non-cash financing and investing activities:

        Issuance of common stock for acquisition of subsidiary                                   $     -       $ 2,000,000
                                                                                                  ===========   ===========
        Issuance of common stock options for services                                            $    52,200   $     -
                                                                                                  ===========   ===========
        Purchase of equipment through capital leases payable                                     $    44,773   $     -
                                                                                                  ===========   ===========
                 See notes to consolidated financial statements.

                                       F-5

                       INTERNATIONAL SMART SOURCING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       BUSINESS OF THE COMPANY

         International Smart Sourcing, Inc. ("International") was incorporated in February 1998 in Delaware as a holding company for the purpose of acquiring the common stock of Electronic Hardware Corp. ("EHC") and Compact Disc Packaging Corp. ("CDP") in contemplation of an initial public offering of International's stock (the "Offering"), which was completed in April 1999.

         Under an agreement and plan of reorganization, dated December 24.1998, International issued 1,500,000 shares of its stock for the stock of EHC. After the reorganization, the shareholders of EHC owned the same proportionate interest of International as was owned of EHC. EHC, a company located in Farmingdale, New York, manufactures injection molded plastic components used in consumer, industrial and military products sold in the United States. Accordingly, the reorganization has been accounted for as a combination of commonly controlled entities and the accompanying financial statements presented herein present the financial position and results of operations and cash flows of International and EHC as if they had been combined for all periods presented,

         Under another agreement and plan of reorganization, dated December 24, 1998, International issued 445,000 shares of its stock for the stock of CDP, a development stage enterprise which was incorporated in Delaware on January 31, 1995 to manufacture and market a proprietary compact disc packaging system. CDP was owned prior to its merger with the Company by one of the shareholders of EHC and one other shareholder. Such transaction is being accounted for under the purchase method of accounting commencing on the date of the transaction.

         Under such method of accounting, an acquiring corporation allocates the cost of an acquired company to the assets acquired and liabilities assumed on the basis of their fair value. The excess of the cost acquired over the amounts assigned to identifiable assets less liabilities assumed is recorded as goodwill. International based the value of the shares issued for the acquisition of CDP on the proposed initial public offering price of its shares and has substantiated such cost and its allocation to identifiable assets, as per Accounting Principles Board Opinion No.16. Accordingly, International allocated $500,000 to license cost and $1,738,000 to goodwill.

         The following unaudited pro-forma summary combines the consolidated results of operations of International, EHC and CDP as if the acquisition had occurred at the beginning of 1998, after giving effect to certain adjustments, including amortization.

                                                                 Year Ended
                                                               December 26, 1998

                                                                 (Unaudited)

                     Net sales                             $           5,883,001

                     Net loss                              $           (492,072)

                     Net loss per common share             $              (0.25)


         The pro-forma results do not necessarily represent the results that would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

         In May 1999, International formed International Plastic Technologies, Inc. ("IPT") d/b/a International Smart Sourcing. This subsidiary was created to offer services, to United States based companies manufacturing in the plastic injection mold industry, in acquiring molds and finished goods in the People's Republic of China.

         Hereinafter, International, EHC, IPT and CDP are collectively referred to as the "Company".

         In April 1999 the Company consummated the Offering of 1,250,000 shares of common stock at $4.50 per share and 1,250,000 redeemable warrants at $0.10 per warrant to purchase one share of common stock at $5.00 per share. The warrants are exercisable for a five-year period commencing one year from the date of issuance. In June 1999 the underwriter exercised their right to sell 187,500 shares of common stock as part of an over-allotment as well as 187,500 redeemable warrants. Net proceeds form the Offering and the subsequent over-allotment, after underwriting commissions and other related fees, was approximately $4,900,000.

         The Company agreed to retain the underwriter as a consultant for a period of two years after the offering for a fee of $120,000, which was paid upon the consummation of the Offering.

2.       SIGNIFICANT ACCOUNTING POLICIES

         (a) Fiscal Year - The Company operates on a "52-53 Week" reporting year ending on the last Friday of the month.

         (b) Use of Estimates -The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         (c) Recognition of Revenue - Revenue is recognized upon completion of the sale, which is when the goods are shipped to the customer.

         (d) Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions have been eliminated.

         (e) INVENTORIES - INVENTORIES ARE STATED AT THE LOWER OF COST or market. Cost is determined by the use of the first-in, first-out method.

         (f) DEPRECIATION AND AMORTIZATION - FIXED assets are depreciated on the straight line basis over the estimated useful lives of the related assets. Leasehold improvements are being amortized on the straight line basis over the shorter of the estimated useful life of the improvements, which is 10 years, or the life of the lease.

         (g) Income Taxes - Prior to December 24, 1998 EHC had made an election to be treated as an S Corporation. Accordingly, under such election, income taxes were paid by their shareholders on the shareholders' proportionate share of income. International was incorporated as a C corporation and, accordingly, taxes have been provided on income generated by International in 1998. Pro forma income taxes have been calculated in 1998 as if EHC was a C corporation for Federal and State income tax purposes.

                  The Company  recognizes  deferred  tax assets and  liabilities based on the  difference  between  the  financial  statements'
                  carrying amount and the tax basis of the assets and liabilities, using the effective tax rates in the years in which the differences are expected to reverse. A valuation allowance related to deferred tax assets is also recorded when it is probable that some or all of the deferred tax assets will not be realized.

         (h) Basic Net Income and Pro Forma Per Share Net Income-Basic Net income per share and pro forma income per share are computed based on the weighted average number of common shares outstanding during the period. Stock options have been excluded as common stock equivalents in the diluted earnings per share because their effect would be anti-dilutive.

         (i) Accounting for Long-Lived Assets-The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1999, the Company believes that there has been no impairment of its long-lived assets.

         (j) Goodwill-Goodwill resulting from the acquisition of CDP is amortized on a straight-line basis over 10 years. The Company periodically assesses the recoverability of the cost of its goodwill based on a review of projected undiscounted cash flows of CDP. These cash flows are prepared and reviewed by management in connection with the Company's annual long range planning process.

                                       F8

         (k) License Fee-The license fee resulting from the acquisition of CDP is amortized on a straight line basis over 10 years.


         (l) Stock Based Compensation - The Company accounts for its stock option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employee," ("APB 25"). The Company has also adopted Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) for disclosure purposes, and has adopted the proforma disclosure requirements of SFAS 123.

         (m) Concentration of credit risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and trade receivables. At times, the cash in any one bank may exceed the Federal Deposit Insurance Corporations $100,000 limit. As of December 31, 1999 the Company had approximately $1,800,000 in excess of the limit. The Company places its cash with high credit quality financial institutions. In regards to trade receivables, management believes the risk is relatively limited due to the credit assessment of its customers.

3.       INVENTORIES

         Inventories consist of the following at December 31, 1999:

                  Raw Materials                             $             56,811
                  Work in Process                                         80,140
                  Finished Goods                                         418,292
                  Components                                             232,088
                                                                ----------------
                                                            $            787,331
                                                                ================


4.       NOTES RECEIVABLE

         In July and August 1999 the Company loaned to another company in which it has an exclusive supply agreement, an aggregate of $500,000 at an interest rate of 8% per annum. The Company received 150,000 warrants to purchase the common stock of the company to which it issued these loans. The original terms of the loan were to have the loan repaid by November 15, 1999. The note is past due and no repayments have been made. The borrower has requested and the Company has agreed to negotiate new repayment terms. As of December 31, 1999 the outstanding balance receivable is $517,616 including accrued interest.

5.       PROPERTY AND EQUIPMENT

         Property and equipment are comprised of the following at December 31, 1999:

                                                 Life
                                            -----------------
           MACHINERY AND EQUIPMENT            5-10 YEARS        $      3,175,104
           Tools, Dies and Molds              5-10 Years               1,618,824
           Leasehold Improvements             10 Years                   217,836
           Office Furniture and Fixtures      5 Years                    202,918
                                                                ----------------
                                                                       5,214,682

           Less: accumulated depreciation and
           amortization                                                4,547,630
                                                                ----------------
                                                               $         667,052
                                                                ================


6.       OBLIGATIONS UNDER CAPITAL LEASES

         The Company leases certain equipment under various capital lease arrangements expiring through February 2002:

                                                   Current  Long-
                                                   Portion  Term
                                                           Portion      Total
                                                  --------  ---------  ---------
         Total minimum lease payments            $ 62,569   $ 64,403   $ 126,972
         Less: Amounts representing interests       9,132     10,091      19,223
                                                  --------  --------   ---------
                                                 $ 53,437   $ 54,312   $ 107,749
                                                 =========  ========   =========

        Future minimum lease payments are as follows:

           2000                                     $  53,437
           2001                                     $  48,214
           2002                                     $   6,098


7.       LONG-TERM DEBT

         In September 1999, the Company repaid its term loan to their former primary commercial bank in the amount of $275,000, from the proceeds of the Offering. In December 1999, the Company borrowed from their new primary commercial bank $1,000,250 in the form of a line of credit and $500,000 in the form of a term loan. The Company used these proceeds to repay their prior commercial bank, which had extended a revolving line of credit of $1,000,000. As of December 31, 1999 the Company owed their new commercial bank $500,250 on their line of credit and $493,122 on their term loan.In addition, the Company is required to maintain on deposit with the bank a $1,000,000 certificate of deposit, which is pledged as security for the loans until such time as the Company's annual net income is $100,000 or greater.

         Long-term debt is comprised of the following at December 31, 1999:

     (a)  Term loan  payable,  bank,  due  December  2005,  payable  in  monthly installments of $10,382 of principal plus interest at prime plus 1/2 %
          (9.01% at December 31, 1999).  The loan is guaranteed by the Company's three  officers/shareholders  and  requires the Company to comply with certain
          covenants ............................................................    $     493,122

     (b)  Line of credit,bank (available up to $1,250,000), payable upon demand,
          bearing   interest  at  prime  plus  1/4  %  (8.75%  at  December  31,
          1999). The loan requires the Company to comply with certain covenants.          500,250

     (c)  Loan agreement payable in monthly  installments of $2,903 of principal and interest at 7% per annum due February 2007. The loan is guaranteed
          by the Company's three officers/shareholders..........................          195,857

     (d)  Various loans payable to officer/shareholders, all bearing interest at
          10% per annum,  payable in monthly installments ranging from $2,656 to
          $4,664 including interest.  The loans are due at various dates through
          July 2001.............................................................          170,082
                                                                                   ---------------
                                                                                        1,359,311
                  Less current maturities                                                 714,479
                                                                                   ----------------
                                                                                     $    644,832
                                                                                   ================



         Long term debt matures as follows:

         2000 (including line of credit payable on demand).... $         714,479
         2001..................................................          175,881
         2002..................................................          125,025
         2003..................................................          136,225
         2004..................................................          138,055
         Thereafter............................................           69,646
                                                                    ------------
                                                                    $  1,359,311
                                                                    ============



         The loans are secured by  substantially  all the assets of the Company.
         The  Company   estimates  that  the  fair  value  of  the  above  loans
         approximates their carrying value.

         The Company was in violation of one of its covenants which requires it to maintain a capital base, as defined, of $3,400,000 at December 31, 1999. On March 30,2000, the bank has issued a waiver for such covenant and amended the requirement to $2,000,000. However, the bank has restricted the Company from any further borrowings on its line of credit. Such restriction is subject to negotiation between the Company and the bank.

8.       INCOME TAXES

         The (provision) benefit for income taxes consists of the following:

                                                        Year ended
                                          --------------------------------------
                                                December 31,        December 26,
                                                    1999                1998
                                          -------------------    ---------------
         (Current Taxes) Benefit:
              Federal                     $      55,000            $    (61,000)
              State                              15,000                  (6,000)

                                          -------------------   ----------------
                                          $      70,000            $    (67,000)
                                          ===================   ================

         The (provision) benefit for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before (provision) benefit for income taxes as follows.


                                                          Year ended

                                          --------------------------------------
                                               December 31,         December 26,
                                                   1999                 1998
                                          -------------------   ----------------


         Income tax benefit(provision)computed
         at the Federal statutory rate           $   693,000      $       76,000

         Deductionsfor which no benefit is
         recognized                                 (638,000)          (137,000)

         State income tax benefit(provision)          15,000             (6,000)
                                           ------------------    ---------------
       Income tax benefit (provision)            $    70,000      $     (67,000)
                                           ==================    ===============

         The Company has a net operating loss carry forward for tax purposes totaling approximately $1,500,000 at December 31, 1999 expiring in the year 2017. The resulting tax deferred asset of approximately $ 510,000 has been offset by a corresponding valuation allowance.

9.       RETIREMENT PLAN

         The Company sponsors a 401(k) savings plan covering all non-union employees who have attained the age of 21 and have completed 3 months of service. Participants may contribute up to 15% of their annual compensation, subject to certain limitations. In addition, the Company may make contributions to the plan. During the years ended December 31, 1999 and December 26, 1998, the Company did not make any contributions to the plan.

10.    CASH GAIN SHARING PROGRAM

         The Company's full time, non-union employees and other key company employees receive additional compensation as determined by cash profits, as defined, under the Cash Gain Sharing Program. For the years ending December 31, 1999 and December 26, 1998 there was no additional compensation earned.

11.      STOCK OPTION AND GRANT PLAN

         In March 1998, the Company adopted the Stock Option and Grant Plan (the "Plan") which provides for the aggregate grant of 300,000 shares of the Company's common stock or options to purchase shares of common stock.

         For disclosure purposes the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted during the year ended December 31, 1999: (i) annual dividends of $0.00, (ii) expected volatility of 81%, (iii) risk-free interest rate of 5.7%, and (iv) option life of five years. The weighted average fair value of the stock options granted for the year ended December 31, 1999 was $2.90.

         On August 5, 1999 the Company granted stock options to key employees and consultants. The number of options issued in aggregate was 136,000 options with the right to purchase the Company's common stock, par value $0.01 per share, for a purchase price of $4.00 per share. The options vest on the second anniversary of the issue date and expire on the fifth anniversary of the issue date. Of these options issued 33,000 were for consultants, for various services rendered during the year ended December 31, 1999. The Company has recorded $52,200 in consulting expenses related to these options. The remaining 103,000 options were issued to employees of the Company. In accordance with SFAS No. 123, if the Company recognized compensation cost in the current year for theses options the pro forma net loss and net loss per share would be as follows:

                 Net loss to shareholders

                                      As reported  $         (1,969,368)
                                        Pro Forma  $         (2,044,043)

                 Net loss per share:

                                      As reported  $              (0.67)
                                        Pro Forma  $              (0.70)

         The following table summarizes the options and warrants outstanding and the related prices for the shares of the Company's common stock:


                                                 Options                                            Warrants

                              -----------------------------------------------     ----------------------------------------------
                              ----------- --- ------------- -- --------------     ------------ --- -----------

                                               Price Per         Number of                                          Number of
                              Number of       Share Range         Shares           Number of       Price Per          Shares

                                Shares                          Exercisable         Shares           Share         Exercisable

                              -----------     -------------    --------------     ------------     -----------     -------------
                              -----------     -------------    --------------     ------------                     -------------
Outstanding at

December 27, 1998                 -                -                 -                 -               -                -
      Granted                    161,000   $   4.00 - 4.50           -              1,427,500  $         5.00           -
                              -----------
                              ===========     =============    ==============     ============     ===========     =============
Outstanding at

December 31, 1999                161,000   $   4.00 - 4.50           -              1,427,500   $        5.00           -
                              ===========     =============    ==============     ============     ===========     =============




12. KEY MAN LIFE INSURANCE

         The Company is the beneficiary of a $500,000 life insurance policy on the life of the President of the Company.

13. COLLECTIVE BARGAINING AGREEMENT

         The Company's factory employees and factory supervisors are represented by a collective bargaining agreement between Local 531, International Brotherhood of Teamsters, AFL-CIO and the Company. Such agreement expires in May 2001.

14. RELATED PARTY TRANSACTIONS

    a. Sales during the years ended December 31, 1999 and December 26, 1998 included $631,000 and $1,227,000, respectively to an affiliated company owned by three officer/stockholders of the Company. Gross profit on such sales was approximately $125,000 and $363,000 for the years ended December 31, 1999 and December 26, 1998, respectively. In September 1999, the Company converted the outstanding accounts receivable of $253,150 from the affiliate company into a term loan bearing interest at 8% per annum, with monthly payments of principal and interest of $5,133 commencing January 1, 2000 with a final due date of January 1, 2005. Subsequent to the issuance of the note, additional sales resulted in accounts receivable of $42,894 from this affiliated company at December 31, 1999.

    b. The Company leases its premises from a company owned by two of the officer/stockholders of the Company at an annual rental of $146,000. Such lease expires in December 2005. The mortgage on the premises in the amount of $515,284 at December 31, 1999 is guaranteed by the Company.

    c. During the year ended December 26, 1998, the Company entered into a consulting agreement with one of its officer/stockholders. The Company executed a $150,000 promissory note due within 30 days after the effective date of the Offering with interest at 6% per annum for such services. This note was repaid in May 1999.

    d. The Company subleased part of its premises to another company owned by two of the officers/stockholders for an annual rent of $2,300 in 1998. The sublease was terminated in January, 1999 and no rent was received in 1999.

    e. In March 1998, the Company entered into employment agreements with its three officer/stockholders for a period of 10 years at an aggregate annual base salary of $325,000. Such agreement provides for increases at the greater of 5% or the consumer price index and an annual bonus to be determined by the Board of Directors.

                                       F14

   f. In March 1998, the Company entered into a ten year consulting agreement with an individual who is also a director of the Company in connection with the Company's plans to develop manufacturing resources in the People's Republic of China ("China"). Such individual will be paid at an hourly rate as mutually determined and agreed upon by the Company and THE INDIVIDUAL, AND 1.5% OF THE NET COST OF ALL PRODUCTS
                 MANUFACTURED IN CHINA (AS DEFINED) UP TO $5,000,000 per year and 1% of net costs in excess of $5,000,000. During the year ended December 31, 1999 such individual also RECEIVED 25,000 OPTIONS TO PURCHASE SHARES OF COMMON STOCK AT $4.50 per share. The options vest on the second anniversary of the effective date of the issuance.

15.      LICENSE AGREEMENT

         In March 1998, the Company entered into an exclusive license agreement with a corporation, which grants the Company the rights to manufacture market and sell a compact disc packaging system. The Company shall pay such corporation annual ROYALTIES OF 2% OF NET SALES AND 25% of other fees, as defined, plus an initial fee of $30,000. The exclusive provisions of the license agreement are subject to termination if certain minimum royalty levels are not obtained or if the Company does not obtain a $1,000,000 cash investment within 24 months of the agreement. During the year ended December 31, 1999 the Company incurred an expense of $30,000 in minimum royalty payments as per the agreement.

16.  PREFERRED STOCK

         The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 1,000,000 shares of Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series.

17.      STOCKHOLDERS' AGREEMENTS

         In March 1998, the Company entered into an agreement with each of its three officer/stockholders which provides that in the event of the death of the stockholder within 24 months after the consummation of a public offering of the Company's stock, the estate of the stockholder can require the Company to repurchase 250,000 shares of the stockholder's stock for $500,000. The repurchase of stock can only be made though the use of insurance proceeds payable to the Company upon the death of the stockholder.

18.      OTHER

         In April 1999, a former employee of the Company filed a complaint against EHC with the New York State Division of Human Rights charging violation of the Americans with Disabilities Act covering disabilities relating to employment. The Company believes the complaint is without merit and is vigorously contesting this matter, the ultimate outcome of which cannot be determined at this time

ITEM 27.  LIST OF EXHIBITS

    EXHIBIT

    NUMBER      DESCRIPTION

     *1.        Form of Underwriting Agreement, as amended
     *2.1       Agreement and  Plan  of  Reorganization   between  International
                Plastic Technologies, Inc. and CDP and Amendment No. I effective as of December 24, 1998
     *2.2       Agreement  and  Plan of  Reorganization   between  International
                Plastic Technologies, Inc. and EHC and Amendment No. I effective as of December 24, 1998
     *3.1       Certificate  of   Incorporation    of   International    Plastic
                Technologies,  Inc.  and   Amendment  to  the   Certificate   of
                Incorporation dated December 7, 1998
     *3.2       By-Laws of International Plastic Technologies, Inc., as amended
     *4.1       Form of Common Stock Certificate
     *4.2       Form of Warrant Certificate
     *4.3       Form of Warrant  Agreement between the  Company and  Continental
                Stock Transfer and Trust Company
     *4.4       Form of Underwriter's Warrant Agreement
     *5.        Opinion of Koerner Silberberg & Weiner, LLP
    *10.1       Employment Agreement between the Company and Andrew Franzone
    *10.2       Employment Agreement between the Company and David L. Kassel
    *10.3       Employment Agreement between the Company and Harry Goodman
    *10.4       Consulting Agreement between the Company and B.C. China Business
                Consulting,  Inc.  and  Letter Agreement between the Company and
                Bao-Wen Chen dated March 1, 1998, as amended
    *10.5       Consulting Agreement between the Company and Network I Financial
                Securities, Inc.
    *10.6       Lease  Agreement  between the Company and K&G Realty  Associates dated December  19,1989,  Rider to Lease Agreement dated January
                1, 1990,  Letter  Agreement  between  the Company and K&G Realty
                Associates  dated March  16,1995  and Riders to Lease  Agreement dated March 1, 1998 and May 14, 1998
    *10.7       Licensing Agreement between CDP and Inch, Inc.
    *10.8       Promissory  Notes payable to David L. Kassel dated September 13,
                1994, August 1, 1996, December 31, 1997 and January 1, 1998, and
                Guarantee  of CDP  Promissory  Note  dated  January  1,  1998 by
                International Plastic Technologies, Inc.
    *10.9       Promissory  Notes  payable  to  Harry Goodman dated September 1,
                1994 and August 1, 1996
    *10.10      Demand Grid Note between AFC and Republic  National  Bank of New
                York dated December 1, 1997, Term Loan Agreement Promissory Note between AFC and  Republic  National  Bank of New York dated July
                29, 1996 and Guaranty  and Security  Agreement by EHC dated July
                25, 1996
    *10.11      Term  Loan  Agreement  between EHC and Republic National Bank of
                New York dated  July 29, 1996 and Term Loan Agreement Promissory
                Note dated July 29, 1996
    *10.12      Demand  Grid Note between Republic National Bank of New York and
                EHC dated July 29,1996
    *10.13      Loan   Agreement   between  EHC  and  Long  Island   Development
                Corporation  dated February 21, 1997, Loan Promissory Note dated
                February 21, 1997,  Security  Agreement  dated February 21, 1997 and Waiver Letter dated July 13, 1998

    *10.14      Mortgage   between  K&G  Realty   Associates   and  Long  Island
                Commercial Bank dated November 28, 1995, Rider to Mortgage dated
                November 28, 1995,  Mortgage Note,  Guaranty of Mortgage Note by
                EHC and Assignment of Leases and Rent
    *10.15      Collective  Bargaining  Agreement  between  EHC and  Local  531,
                International  Brotherhood of Teamsters,  AFL-CIO and Memorandum
                of Agreement dated as of May 10, 1998
    *10.16      Stockholders'  Agreement  between  the Company, Andrew Franzone,
                David L. Kassel  and  Harry  Goodman  and Amendment No. I to the
                Stockholders' Agreement
    *10.17      International Plastic Technologies,  Inc., 1998 Stock Option and
                Grant Plan
    *10.18      Agreement  between  AFC  and  EHC  to  engineer, manufacture and import products
    *10.19      Letter agreement between EHC and Republic National  Bank  of New
                York  to  release  the  personal  guarantees of Andrew Franzone,
                David Kassel and Harry Goodman dated May 14, 1998
    *10.20      Demand  Negotiable  Promissory Note  payable  to David L. Kassel dated October 27, 1998
    *10.21      Demand  Negotiable  Promissory  Notes  payable  to Harry Goodman dated October 22, 1998 and December 7, 1998
    *10.22      Agreement  between  EHC  and  David L. Kassel to extend maturity date of January 1, 1998 Promissory Note, dated December 8, 1998
    *10.23      Agreement  between  CDP  and  David L. Kassel to extend maturity date of January 1, 1998 Promissory Note, dated December 8, 1998
    *10.24      Promissory  Note  payable  by  CDP to David Kassel dated May 29,
                1998 and Guarantee of the Promissory Note by the Company
   **10.25      Exclusive Supply Agreement between the Company and Azurel LTD
  ***10.26      Letter Agreement with European American Bank regarding borrowing base line of credit and term loan
  ***21         List of Subsidiaries of the Company
    *23.1       Consent  of  Koerner  Silberberg & Weiner, LLP (contained in its opinion filed as Exhibit 5 hereto).-
     23.2       Consent of Feldman Sherb Horowitz & Co., P.C. (filed herewith)
  ***27.1       Financial Data Schedule

* Incorporated by reference to the Company's Registration Statement on Form SB-2 ( File No. 333-48701) declared effective on April 23, 1999.

** Incorporated by reference to the Company's Form 10-QSB filed on November 9, 1999.

*** Incorporated by reference to the Company's Form 10-KSB filed on March 30, 2000.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

            SIGNATURE                                       TITLE                            DATE

       /S/ ANDREW FRANZONE                Chief Executive Officer, President and            April 10, 2000
----------------------------------------- Director
         Andrew Franzone

       /S/ DAVID L. KASSEL                Chairman of the Board                             April 10, 2000
-----------------------------------------
         David L. Kassel

        /S/ HARRY GOODMAN                 Vice President and Director                       April 10, 2000
-----------------------------------------
          Harry Goodman

       /S/ STEVEN SGAMMATO                Chief Financial Officer and Controller            April 10, 2000
-----------------------------------------
         Steven Sgammato

     /S/ CARL SELDIN KOERNER              Director                                          April 10, 2000
-----------------------------------------
      Carl Seldin Koerner

     /S/ BAO-WEN CHEN                     Director                                          April 10, 2000
-----------------------------------------
         Bao-Wen Chen

     /S/ MITCHELL SOLOMON                 Director                                          April 10, 2000
-----------------------------------------
        Mitchell Solomon